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                                                                    Exhibit 4.03

                                   EXHIBIT A
                                   ---------

                                       TO
                                       --

                               STOCK OPTION GRANT
                               ------------------

                            SHAREHOLDERS' AGREEMENT
                            -----------------------

     This Shareholders' Agreement (the "Agreement") dated as of April 26, 1995, is entered into by and among _______________________ ("Shareholder") and UniCAD, INC. (the "Company") a Massachusetts corporation.

                                R E C I T A L S:
                                ----------------

     A. Shareholder is an associate of the Company and pursuant to a certain Stock Option Grant (the "Grant") may acquire or has acquired shares of common stock of the Company ("Option Shares").

     B. As a condition of acquiring the Option Shares under the Grant, Shareholder has agreed to enter into this Agreement.

                                   AGREEMENT
                                   ---------
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound hereby, agree as follows:

     1.  Transfer of Option Shares.  Shareholder agrees not to transfer,
         -------------------------
encumber or otherwise dispose of or permit the transfer, encumbrance or other disposition of any Option Shares now owned or hereafter acquired by it to any person or entity, or cause or permit such Option Shares to come under the control of or to be owned by a trustee or receiver (including without limitation a trustee in bankruptcy) unless made in accordance with the provisions of this Agreement.

     1.1  Continuation of Restrictions. The provisions of the foregoing Section
          ----------------------------
notwithstanding, no shares may be transferred to a third party unless such third party first agrees
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to be bound by the provisions of this Agreement and that any Option Shares subsequently transferred by such third party shall only be transferred in accordance with the provisions of this Agreement and shall be subject to all the restrictions on such transfer and subsequent transfers as set forth herein.

     2.  Repurchase by the Company
         -------------------------

     2.1  Death.  In the event that the service of Shareholder as an associate
          -----
of the Company or its subsidiary or affiliate terminates by reason of the death of Shareholder, the Company shall have the option upon written notice given at least sixty (60) days prior to the end of the fiscal year following the Shareholder's death, to purchase the then Option Shares from such Shareholder's estate or personal representative, as the case may be, for an amount equal to the Fair Market Value of Shareholder's Option Shares, as determined in accordance with the provisions set forth in Annex 1 (the "Fair Market Value").
                                            -------

     2.2  Disability.  In the event that Shareholder suffers health problems
          ----------
resulting in either the incapacitation or disability of Shareholder, which prevent Shareholder from performing his duties as determined by the Board of Directors, the Company shall have the option, exercisable upon written notice given at least sixty (60) days prior to the end of the fiscal year following receipt by Shareholder of the determination by the Board of Directors of such incapacity or disability, to purchase the Option Shares at a purchase price equal to the Fair Market Value of such Option Shares.

     2.3  Termination for Cause.  In the event that the service of Shareholder
          ---------------------
is terminated as a result of malfeasance, wrongdoing, or negligence that adversely affects the Company, or that the Shareholder breaches any covenant not to compete with the Company, the Company shall have the option during a period of one (1) year after such termination, to purchase the Option Shares owned by Shareholder upon sixty (60) days prior written notice, and Shareholder shall be required to sell such Option Shares to the Company, for a purchase price equal to the original purchase price of the Option Shares.

                                       2
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     2.4  Other Termination.  In the event that Shareholder's service with the
          -----------------
Company terminates for any other reason, including, but not limited to, voluntary termination, involuntary termination not for cause, or retirement, the Company shall have the option, exercisable upon sixty (60) days prior written notice given within twelve (12) months after such termination, to purchase such Shareholder's Option Shares at the Fair Market Value of such Option Shares.

     2.5  Payment.  The Company shall be entitled to either immediately pay the
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purchase price to the Shareholder for the Option Shares or make installment payments therefor, the amount and frequency of which are in the sole discretion of the Company, but in any event the purchase price must be paid to the Shareholder within three years of the Company's exercise of its option to purchase the Option Shares. The Company will pay interest at the prime rate as established from time to time on any installment payments made.

     2.6  Sale of Merger of the Company; Public Offering.  If either (a) all or
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substantially all of the assets of the Company or all or substantially all of the Common Stock of the Company shall be sold or if a merger of the Company shall occur in which the Shareholders of the Company prior to the merger do not control the surviving entity after the merger, or (b) the Company shall complete an original issue public offering of its Common Stock, then both the contractual restrictions on transfer set forth in Section 1 above and the Company's option to repurchase under the circumstances set forth in this Section 2 shall automatically expire.

     3.  Endorsement of Stock Certificates.  So long as the restrictions on the
         ---------------------------------
transfer of Option Shares set forth in this Agreement remain in effect, each certificate issued for Option Shares now or hereafter held by the Shareholder or its permitted transferee shall be stamped with a legend in substantially the following form:

     "This certificate and the shares of stock hereby represented are subject to the terms, provisions and conditions of a Shareholders' Agreement and may not be sold, transferred or encumbered except in accordance with the terms and provisions of such Agreement, as such Agreement may from time to time be amended or supplemented. A copy of such Agreement, as such Agreement

                                       3
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     may be amended or supplemented is on file at the registered office of the corporation."

     4.  Notices.  Any notices required or permitted to be given or served upon
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the parties under this Agreement shall be sufficiently given or served or made if delivered by hand to such party or sent to such party by private overnight courier, facsimile or pre-paid certified mail, return receipt requested, addressed to it at the following addresses:

     If to the Company:        ------------------------------------------

                               ------------------------------------------

                               ------------------------------------------


     If to Shareholder:        ------------------------------------------

                               ------------------------------------------

                               ------------------------------------------

     Each party may change the address to which notices to such party should be sent by giving notice of such new address to each other party.

     5.  Entire Agreement; Modification.  This Agreement constitutes the entire
         ------------------------------
agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the parties hereto. There are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth in this agreement. This Agreement may be amended, modified or discharged only by the written consent of all the parties hereto.

     6.  Headings.  The headings of the various sections of this Agreement are
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for convenience of reference only and shall not affect its construction or interpretation.

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     7.  Invalid Provision.  Each of the provisions of this Agreement shall be
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treated as separate and distinct and in the event any specific provision is ruled invalid, the other provisions hereof shall remain in full force and effect.

     8.  Governing Law.  This Agreement and its validity, construction and
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performance shall be governed by the laws of the Commonwealth of Massachusetts.

     9.  Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts, each of which constitute an original Agreement and all of which taken together shall constitute one and the same instrument.

     10.  Successors and Assigns.  This Agreement shall be fully binding on and
          ----------------------
inure to the benefit of the permitted successors, heirs and legal representatives and assigns of the parties hereto and upon any party acquiring Option Shares of the corporation by sale, gift, inheritance or otherwise and on the spouse of any such party and any such party shall be required to agree, in writing, to all the terms hereof before such Option Shares shall be transferred to such other party on the books of the Company.

     11.  Specific Performance.  The parties acknowledge that it is difficult to
          --------------------
measure in money the damage that will accrue to any party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to specifically enforce any provision hereof, such party shall be entitled to specific performance as a remedy. Any person against whom such action or proceeding is brought hereby waives as a claim or defense therein that such party has an adequate remedy at law or in damages and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law or in damages exists.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     UniCAD, INC.                          SHAREHOLDER:

     By:_____________________________      ____________________________


     Title:__________________________

                                       6
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                                    ANNEX 1

                        Computation of Fair Market Value

     1.  Earnings Basis (A).
         ------------------

          (a) Determine net earnings for the current year and four previous years (or such lesser number of previous years as the corporation may have been in existence). Obtain the average weighted net earnings for such five year (or lesser number of years) period by using weighting factors for net earnings for each year ranging from five (or the applicable lesser number), for the most recent year, to one for the earliest year.

          (Example: Assuming 5 Full Years): Let net earnings for the current year equal "A", and let net earnings for the four previous years equal "B", "C", "D", and "E", respectively. The weighted average of these amounts is then equal to the sum of [5(A) +4(B) +3(C) + 2(D) +(E)] divided by 15.

          (b) Multiply amount determined above by a capitalization rate of 8%. If at the time of any valuation of the Common Stock, the base rate of the First National Bank of Boston shall be higher than 12% or less than 4%, then the capitalization rate will be adjusted up or down, as appropriate, by one-half (1/2) of the difference between 8% and such higher or lesser number.

          (c) Divide the amount determined by Step (b) by the weighted average of outstanding shares to determine value per share.

     2.  Book Value Basis (B).
         --------------------

          (a) Determine book value per share for current and previous 4 (or lesser number of) years. Determine weighted average as in paragraph (1) above and again divide total weighted average by the applicable number of weighted years to arrive at average weighted book value.

          (b) Divide average weighted book value by weighted average of outstanding shares to determine value per share.

     3.  Fair Market Value.
         -----------------

          To obtain a financial weighted average of (A) and (B), which the parties agree shall be defined as Fair Market Value, it has been determined that a proper percentage of each basis should be (A) - 20%, (B) - 80%. Take the value per share under each basis and multiply by the percentage. The sums of these two equations are then to be added together and that amount will be deemed to constitute the Fair Market Value per share of the Common Stock of the Company.

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